STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

August 8, 2011

Job Number: C20110808-0384
Reference Number: 00003197460-40
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20080426061-39	Certificate of Designation	2 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Chris Thomann
Certificate Number: C20110808-0384
You may verify this certificate
online at **http://www.nvsos.gov/**

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of
Ross Miller
Secretary of State
State of Nevada

Document Number
20080426061-39
Filing Date and Time
06/25/2008 1:32 PM
Entity Number
C17932-2003

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

EAST COAST DIVERSIFIED CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the Nevada Revised Statutes and the provisions of the Articles of Incorporation, a class of authorized Preferred Stock, par value $0.001 per share, designated as Series A Convertible Preferred Stock of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such Series A Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows: Designation. There is established as a separate series of Preferred Stock a series designated as the Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The Corporation is authorized to issue 1,000,000 shares of Series A Preferred Stock. Except as set forth in the Articles of Incorporation, all shares of Series A Preferred Stock shall, to the fullest extent permitted by law, be identical in all respects, shall vote together as a single class on all matters pertaining to Preferred Stock, shall also have voting rights as provided in Section 3 below, and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions. Voting. On any matter submitted for the vote or written consent of the holders of the Corporation's Common Stock, the holders of each share of Series A Preferred Stock shall be entitled to one hundred (100) votes per share of Series A Preferred and shall vote together as a single class with the Common Stockholders on all matters submitted to a vote of the holders of the Corporation's Common Stock. Each holder of shares of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation.

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required): X

RICHARD MARGULIES
PRESIDENT.

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

*

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the Nevada Revised Statutes and the provisions of the Articles of Incorporation, a class of authorized Preferred Stock, par value $0.001 per share, designated as Series A Convertible Preferred Stock of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such Series A Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows: Designation. There is established as a separate series of Preferred Stock a series designated as the Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The Corporation is authorized to issue 1,000,000 shares of Series A Preferred Stock. Except as set forth in the Articles of Incorporation, all shares of Series A Preferred Stock shall, to the fullest extent permitted by law, be identical in all respects, shall vote together as a single class on all matters pertaining to Preferred Stock, shall also have voting rights as provided in Section 3 below, and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions .Voting. On any matter submitted for the vote or written consent of the holders of the Corporation's Common Stock, the holders of each share of Series A Preferred Stock shall be entitled to one hundred (100) votes per share of Series A Preferred and shall vote together as a single class with the Common Stockholders on all matters submitted to a vote of the holders of the Corporation's Common Stock. Each holder of shares of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation.